IMAX CORPORATION
Exhibit 99.1

IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX ANNOUNCES THAT IT PLANS TO FILE FINANCIAL STATEMENTS SHORTLY
Company does not intend to seek any further extensions
Toronto, Canada — June 29, 2007 — IMAX Corporation (NASDAQ:IMAX; TSX:IMX) today announced that it will not file by June 30, 2007 its 2006 Annual Report on Form 10-K and quarterly report on Form 10-Q for the quarter ended March 31, 2007, however it expects to be able to do so shortly.
In March 2007, the Company previously announced that it would delay filing its financial statements due to the discovery of certain accounting errors and subsequently broadened its accounting review to include certain other accounting matters based on comments received by the Company from the staff of the Securities and Exchange Commission (“SEC”) and the Ontario Securities Commission (“OSC”). The Company believes that it has substantially addressed these comments by revising its accounting policy with regard to revenue recognition for theatre systems. The revised policy, which will be detailed in the Company’s 10-K and 10-Q, has the effect of shifting a portion of systems revenue between periods during the years 2002 through 2006; in the majority of cases, the timing of revenue recognition shifts by 90-180 days.
The Company previously announced that it had executed a supplemental indenture to the indenture (the “Indenture”) governing its 9 5/8% senior notes dues 2010, pursuant to which (i) any existing defaults arising from a failure to comply with the reporting covenant under the Indenture had been waived and (ii) the failure by the Company to comply with the reporting covenant until June 30, 2007 shall not constitute a default or be the basis for an event of default under the Indenture. Because the Company will not file its 10K and 10Q by June 30, 2007, it expects to be in default of this covenant. However, the Company expects to make such filings within the thirty (30) day period (after notice of default) which allows for the cure of such default under the Indenture before holders can seek to accelerate the indebtedness.
In addition, the Company obtained a further waiver under its bank credit agreement of the covenant to deliver its audited financial statements until July 31, 2007.
The Company stated it did not intend to seek any further extensions in connection with its filing obligations from any parties.
The statements set forth in this press release are preliminary, reflect information currently known to the Company and are subject to change as a result of the accounting review and restatement process, subsequent events and the completion of the financial statements by management and the audit of the financial statements by the Company’s independent auditors, PricewaterhouseCoopers, LLP. In the event of an acceleration of any or all of its indebtedness, the Company may not have sufficient access to capital to refinance and/or repay any debt that is so accelerated, and any such acceleration could have a material adverse effect on the Company’s financial position. Please see the risk factors contained in the Company’s 2005 Annual Report on Form 10-K for a discussion of other risk factors with regard to the Company’s capital structure and/or financial position.

About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in digital and film-based motion picture technologies. The worldwide IMAX® network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR® technology. IMAX DMR is the Company’s groundbreaking digital remastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience®. IMAX’s renowned projectors display crystal-clear images on the world’s biggest screens, and the IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of September 30, 2006, there were 280 IMAX theatres operating in 40 countries.
IMAX®, IMAX® 3D, IMAX DMR®, IMAX MPX® and The IMAX Experience® are trademarks of IMAX Corporation. More information on the Company can be found at www.imax.com.
This press release contains forward looking statements that are based on management assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include the outcome of the accounting review, discussions with the SEC and OSC, and related matters discussed in this press release, the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, the performance of films, the viability of new businesses and products, risks arising from potential material weaknesses in internal control over financial reporting, the extent and impact of the restatement of our financial statements, the outcome of the appeal of the NASDAQ Staff Determination letters and fluctuations in foreign currency and in the large format and general commercial exhibition market. These factors and other risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
     For additional information please contact:

Media: IMAX Corporation, New York Sarah Gormley 212-821-0155 sgormley@imax.com	Business Media: Sloane & Company, New York Whit Clay 212-446-1864 wclay@sloanepr.com	Investors: Integrated Corporate Relations Amanda Mullin 203-682-8243 Amanda.Mullin@icrinc.com